Exhibit 10.33

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (the “Agreement”) is made and entered into and is effective as of this 10th day of February 2004, by and among ST Assembly Test Services Ltd, a Singapore public company limited by shares (the “Company”), CHIPPAC, Inc., a Delaware company (“CHIPPAC”) and Dennis McKenna (the “Executive”).

WHEREAS, the Executive is currently employed by CHIPPAC, and is a party to an employment agreement, dated October 1, 1999, as the same may have been amended from time to time, with CHIPPAC (the “Existing Employment Agreement”); and

WHEREAS, in connection with the transaction contemplated by the Agreement and Plan of Merger and Reorganization among the Company, Camelot Merger, Inc. and CHIPPAC that is contemplated to be entered into contemporaneously with the execution of this Agreement (the “Merger Agreement”), ChipPAC will become a wholly owned subsidiary of the Company; and

WHEREAS, the Executive now desires to resign from his position as President and Chief Executive Officer (“CEO”) of CHIPPAC, effective as of the Effective Date (as hereinafter defined);

WHEREAS, incidental to the Executive’s resignation described in the foregoing recital, the Executive now desires to relinquish his position as a member of the Board of Directors of CHIPPAC, effective as of the Effective Date; and

WHEREAS, the Company believes that it is in the best interests of its shareholders to appoint the Executive to serve as a member of and Vice Chairman of the Board of Directors of the Company (the “Board”), and the Executive has agreed to serve in such capacity; and

WHEREAS, the parties intend that this Agreement shall set forth the terms of their agreement with respect to the foregoing and that this Agreement shall supersede all prior agreements between CHIPPAC and the Executive, including the Existing Employment Agreement, as of the Effective Date (as hereinafter defined), and the Chief Executive Officer Management Incentive Agreement, dated as of August 1, 1998, as the same may have been amended or modified from time to time, by and between CHIPPAC and the Executive (other than that certain Mutual Release of Claims attached as Exhibit A thereto).

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, terms and conditions set forth herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Effectiveness of Agreement. This Agreement shall constitute a binding obligation of the Executive and the Company upon the execution of this Agreement; provided,

however, that any other provision in this Agreement to the contrary notwithstanding, the terms hereof shall not become effective until the consummation of the transactions contemplated by the Merger Agreement (the “Effective Date”). In the event that the Merger Agreement is terminated prior to the Closing (as defined in the Merger Agreement) or the transactions contemplated in the Merger Agreement are not consummated, this Agreement shall be null and void ab initio and shall terminate without further notice.

2. Resignation from Office. Effective as of the Effective Date, the Executive shall resign from his position as President and Chief Executive Officer of CHIPPAC. Incidental to such resignation, the Executive will relinquish his position as a member of the Board of Directors of CHIPPAC, and from each and every other position as an employee, officer or director of CHIPPAC, its subsidiaries and associated companies on the Effective Date.

3. Vice Chairman of the Board. The Company shall nominate the Executive to serve, effective as of the Effective Date, as a member and Vice Chairman of the Board for a term to continue through December 31, 2004, or such earlier date as mutually agreed upon by the Company and the Executive (the “Term”). The Executive hereby agrees to resign on December 31, 2004 as a member of the Board and from his position as Vice Chairman of the Board, and on such date, he shall deliver a letter of resignation in the form attached hereto as Exhibit A.

4. Consideration. In consideration of the Executive’s covenants contained in this Agreement (in particular, his resignation as President and CEO of ChipPAC) and his execution and delivery of a Release Agreement in the form set forth as Exhibit B hereto (the “Release”) on the Effective Date, CHIPPAC shall provide the Executive with the following payments and benefits:

(a) Payment. On the day next following the expiration of the Revocation Period (as defined in the Release), CHIPPAC shall pay the Executive an amount equal to three times the Executive’s annual base salary at the rate in effect immediately preceding the Effective Date, plus three times the Executive’s annual target bonus at the rate in effect immediately preceding the Effective Date.

(b) Option Vesting Acceleration. Effective as of the day next following the expiration of the Revocation Period, all equity-based compensation awards with respect to the equity securities of CHIPPAC held by the Executive shall vest in full and become immediately exercisable and shall remain exercisable until the first anniversary of date that the awards become fully vested in accordance with this Section 4(b).

(c) Term Life Insurance. Effective as soon as practicable following the expiration of the Revocation Period, CHIPPAC shall fund in full the term life insurance policy provided to the Executive pursuant to the terms of the Existing Employment Agreement.

(d) Medical and Dental Benefits. CHIPPAC shall pay for the cost of insurance premiums with respect to medical and dental benefits for the Executive and his dependents during the period commencing as of the day next following the expiration of the Revocation Period and continuing until the date that is the earlier of the third anniversary of the day next following the expiration of the Revocation Period and the date that the Executive becomes entitled to participate in employee benefit plans of a subsequent employer that provide for medical and dental benefits that are comparable to the medical and dental benefits to which the Employee was entitled to receive immediately preceding the Effective Date.

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(e) Cap. Anything to the contrary in this Agreement notwithstanding, the aggregate amount payable under Section 4(c) and (d) shall in no event exceed $150.000.00.

5. Reduction of Payments. In the event that the severance and other benefits provided to the Executive under this Agreement or any other agreement or arrangement constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and, but for this Section 5, such severance and benefits would be subject to the excise tax imposed by Section 4999 of the Code, then the aggregate severance and benefits payable to the Executive under this Agreement shall be reduced such that the present value thereof (as determined under the Code and the applicable regulations) is equal to 2.99 times the Executive’s “base amount,” as defined in Section 280G(b)(3) of the Code. For purposes of applying the provisions of this Section 5, the Company shall be entitled to rely on the advice of legal counsel or a nationally recognized accounting firm as to whether any payments or benefits payable to the Executive constitute “Parachute Payments” under 280G of the Code.

6. No Other Payments or Benefits. Except as otherwise expressly provided in this Agreement, the Executive acknowledges and agrees that he is not entitled to any payment, compensation or benefits (whether statutorily or otherwise) from the Company in connection with this Agreement and that, except as expressly set forth herein, he is not entitled to any severance or similar benefits under any agreement, plan, program, policy or arrangement, whether formal or informal, written or unwritten, of the Company.

7. Non-Disparagement. Following the Effective Date, the Executive shall not, nor shall he cause another person to, directly or indirectly, make any statement that disparages or is derogatory of the Company or its subsidiaries and affiliates in any communications with any person.

8. Covenants of Executive.

(a) Confidential Information. As used in this Agreement, the term “Affiliated Companies” means the Company’s clients, subcontractors and other companies or individuals with which the Company carries on business or joint enterprises. As used in this Agreement, the term “Confidential Information” means any and all information disclosed, acquired or known to the Executive as a result of employment with the Company or any of the Affiliated Companies, including, without limitation, any information gathered or developed by the Executive and relating to the business of the Company or any of the Affiliated Companies. Confidential Information includes, without limitation, all documents pertaining to the business of the Company or any of the Affiliated Companies, including trade secrets, technical and financial information, data, designs, systems drawings, proposals, client lists, client records, economic and financial analysis, financial data, customer contracts, notes, memoranda, books, correspondence, manuals, reports or research, whether developed by the Company or any of the Affiliated Companies or developed by the Executive acting alone or jointly with the Company or any of the

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Affiliated Companies, any product development and ideas, apparatus as well as all other information, written, oral, graphic or computerized relating to the business of the Company or any of the Affiliated Companies, provided, that Confidential Information shall exclude (i) any information which is publicly available, so long as such information was not publicly disclosed by the Executive or any other person or entity in contravention of a non-disclosure agreement with the Company; (ii) any information generally available or known in the industry; and (iii) any information known to the Executive before employment with the Company. The Executive represents and warrants that the Executive shall at all times, including following the Effective Date, keep secret and retain in strictest confidence all Confidential Information, and except as the Executive may be authorized by the Company or Affiliated Companies in writing, the Executive agrees not to publish or disclose to any person or entity, or use in any manner, such Confidential Information. The Executive’s obligations under this Section 8(a) supplement, and do not limit or replace, any other obligations that the Executive may have including, but not limited to, obligations under statute, common law or contract.

(b) Noncompetition. The Executive agrees with the Company that for a period of twenty-four (24) calendar months following the Effective Date (the “Restricted Period”), the Executive shall not, directly or indirectly, engage in any business, whether as a proprietor, partner, joint venturer, employer, agent, employee, consultant, officer or beneficial or record owner of more than one percent (1%) of the stock of any corporation or association of any nature which is competitive to the business conducted by the Company or any of the Company’s subsidiaries, affiliates, successors or assigns (collectively referred to herein as the “Companies”) in the geographical service area in which the Companies have engaged or will engage during such period (including, without limitation, any area in which any client or customer of the Companies may be located).

(c) Non-Solicitation. During the Restricted Period, the Executive shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee of the Companies to leave the employ of the Companies, or in any way interfere with the relationship between any of the Companies and any employee thereof, (ii) hire any person who was an employee of any of the Companies at any time during the period that the Executive was employed by the Company or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Companies that is within any geographical area in which the Companies engage or plan to engage in such businesses to cease doing business with the Companies or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Companies.

(d) Non-Disparagement. The Executive agrees that at any time during his employment with the Company or at any time thereafter, the Executive shall not make, or cause or assist any other person to make, any statement or other communication which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Company, any subsidiary or any of their respective officers, directors, employees, products or services.

(e) Enforcement. The Executive hereby acknowledges that he has carefully reviewed the provisions of this Agreement and agrees that the provisions are fair and equitable. However, in light of the possibility of differing interpretations of law and change in circumstances, the parties hereto agree that if any one or more of the provisions of this

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Agreement is determined by a court of competent jurisdiction to be invalid, void or unenforceable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable or enforceable under such circumstances shall be substituted for the stated period, scope or area. Because the Executive’s services are unique and because the Executive has had access to Confidential Information, the parties hereto agree that money damages will not be an adequate remedy for any breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance, injunctive, other relief of the foregoing in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

9. Severability. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. If any of the provisions contained in this Agreement shall be determined by a court of competent jurisdiction or an arbitration to be excessively broad as to duration, activity, geographic application or subject matter, such provision shall be construed, by limiting or reducing it to the extent legally permitted, so as to make such provision enforceable to the extent compatible with then-applicable law.

10. Notices. For the purpose of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be sent by messenger, overnight courier, certified or registered mail, postage prepaid and return receipt requested or by facsimile transmission to the parties at their respective addresses and fax numbers set forth below or to such other address or fax number as to which notice is given.

If to the Company:	ST Assembly Test Services Ltd

10 Ang Mo Kio Street 65
#05-17/20 Techpoint, Singapore 569059
Attention: Linda Nai
Facsimile No: (+65) 6720-7829
Email Address: nailinda@stats.st.com.sa

If to the Executive:	Dennis McKenna
4535 Kingwood Drive
Danville, California 94506
Facsimile: [ ]

Notices, demands and other communications shall be deemed given on delivery thereof.

11. Entire Agreement. This Agreement and the Release represent the entire agreement of the parties concerning the subject matter of this Agreement and shall supersede any and all previous contracts, arrangements or understandings with respect to such subject matter between the Company CHIPPAC and the Executive including, without limitation, the agreements described in the recitals to this Agreement.

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12. Amendment. This Agreement may be amended at any time by mutual written agreement of the parties hereto.

13. Withholding. Any payments made to the Executive under this Agreement shall be reduced by the full amount legally required to be withheld for income or other payroll tax purposes by the CHIPPAC.

14. Governing Law. The provisions of this Agreement shall be construed in accordance with, and governed by, the laws of the State of California, without regard to principles of conflict of laws.

15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

16. Acknowledgement. The Executive acknowledges that (a) he has carefully read this Agreement and discussed the requirements and limitations of this Agreement, (b) to the extent the Executive believed necessary, he has consulted with his own counsel, and (c) he has not relied upon Kirkland & Ellis LLP, counsel for CHIPPAC, in connection with his decision to execute this Agreement or otherwise in connection with any other agreement or document that he has entered into in connection with the Merger Agreement or the transactions contemplated thereby.

[SIGNATURE PAGE ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the Company and the Executive, intending to be legally bound have executed this Agreement on the day and year first above written.

ST Assembly Test Services Ltd

By:	/s/ TAN LAY KOON

Name: Tan Lay Koon Title: President and Chief Executive Officer

CHIPPAC, Inc.

By:	/s/ DENNIS DANIELS

Name: Dennis Daniels Title: VP Human Resources

DENNIS MCKENNA

/s/ DENNIS MCKENNA

EXHIBIT A

December 31, 2004

The Board of Directors

Spartacus

5 Yishun Street

Singapore 768442

Dear Sirs:

Notice of Resignation

I, Dennis McKenna, hereby give notice of my resignation as a Director and Vice-Chairman of Spartacus, such resignation to take effect on 31 December 2004.

Yours faithfully,

Dennis P. McKenna

A-1

EXHIBIT B

RELEASE AGREEMENT

THIS RELEASE AGREEMENT (the “Release”) is made and entered into and is effective as of February 10, 2004, by and among ST Assembly Test Services Ltd, a Singapore public company limited by shares (the “Company”), CHIPPAC, a Delaware company (“CHIPPAC”), and Dennis McKenna (the “Executive”). In consideration of the mutual agreements set forth below, the Executive, the Company and CHIPPAC hereby agree as follows:

1. RELEASE OF CLAIMS AGAINST THE COMPANY: For good and valuable consideration, including the payments and benefits set forth in the Separation Agreement by and among the Company, CHIPPAC and the Executive, dated February 10, 2004 (the “Agreement”), of which this Release forms a part, which includes special enhancements to which the Executive would not otherwise be entitled under current company policies, plans, and guidelines, the Executive hereby knowingly, voluntarily, and willingly releases, discharges, and covenants not to sue the Company and its direct and indirect parents, subsidiaries, affiliates, and related companies, past and present, as well as each of its and their directors, officers, employees, and agents thereof, representatives, attorneys, trustees, insurers, assigns, successors, and agents, past and present (collectively hereinafter referred to as the “Released Parties”), from and with respect to any and all actions, claims, or lawsuits, whether known or unknown, suspected or unsuspected, in law or in equity, which the Executive, and his heirs, executors, administrators, successors, assigns, dependents, descendants, and attorneys ever had, now have, or hereafter can, shall or may have against the Released Parties, arising out of or in any way relating to the Executive’s employment by the Company and its subsidiaries and affiliates, his separation from that employment, including, without limitation, the following:

(a)	any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

(b)	any and all claims relating to or arising from Executive’s right to purchase, or actual purchase, of shares of stock of the Company;

(c)	any and all claims for wrongful discharge of employment; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; and defamation;

(d)	any and all claims arising under the Employee Retirement Income Security Act of 1974, the Civil Rights Acts of 1866 and 1867, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights and Women’s Equity Act of 1991, Sections 1981 through 1988 of Title 42 of the United

States Code, as amended, the Occupational Safety and Health Act of 1970, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Family and Medical Leave Act of 1993, the Worker Adjustment and Retraining Notification Act of 1988, the Vocational Rehabilitation Act of 1973, the Equal Pay Act of 1963, the Americans with Disabilities Act, the Fair Labor Standards Act and the National Labor Relations Act, as amended, the California Fair Employment and Housing Act, the California Unruh Civil Rights Act, the California Equal Pay Law, any other federal or state anti-discrimination law or any local or municipal ordinance relating to discrimination in employment or human rights and under the common law;

(e)	any and all claims for salary, bonus, severance pay, pension, vacation pay, life insurance, health or medical insurance, or any other fringe benefits, other than the payments and benefits provided for in or in accordance with the Agreement;

(f)	any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(g)	any and all claims for attorneys’ fees and costs.

The Executive acknowledges that he may hereafter discover claims or facts in addition to or different from those which he now knows or believes to exist with respect to the subject matter of this Release and which, if known or suspected at the time of executing this Release, may have materially affected this Release or his decision to enter into it. Nevertheless, the Executive hereby waives any right, claim, or cause of action that might arise as a result of such different or additional claims or facts and Executive hereby expressly waives any and all rights and benefits conferred upon Executive by the provisions of Section 1542 of the Civil Code of the State of California, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Each of the parties, being aware of the foregoing California statute, agrees to expressly waive any rights the party may have thereunder, as well as under any other statute or common law principles of similar effect.

2. ADEA RELEASE: In recognition of the consideration provided in the Agreement, the Executive hereby releases and discharges the Released Parties from any and all claims, actions and causes of action that he may have against the Released Parties arising under the U.S. Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”).

The Executive acknowledges that he understands that ADEA is a federal statute that prohibits discrimination on the basis of age in employment, benefits and benefit plans.

By signing this Release, the Executive hereby acknowledges and confirms the following:

(a)	He is providing the release and discharge set forth in this Section 2 in exchange for consideration in addition to anything of value to which he is already entitled.

(b)	He was hereby advised by the Company in writing to consult with an attorney of his choice prior to signing this Release and to have such attorney explain to his the terms of this Release including, without limitation, the terms relating to his release of claims arising under ADEA.

(c)	He has read this Release carefully and completely and understands each of the terms thereof.

(d)	He is aware that he has twenty-one days in which to consider the terms of this Release, which the Executive has knowingly and voluntarily waived by accepting the terms of the offer as described herein. For a period of seven days following his acceptance hereof, the Executive has the right to revoke the release contained in this Section 2 (the “Revocation Period”) commencing immediately following the date he signs and delivers this Release to the Company. The Revocation Period shall expire at 5:00 p.m. E.S.T. on the last day of the Revocation Period; provided, however, that if such seventh day is not a business day, the Revocation Period shall extend to 5:00 p.m. on the next succeeding business day. No such revocation by shall be effective unless it is in writing and signed by the Executive and received by the Company prior to the expiration of the Revocation Period.

As set forth in section 7(f)(1)(C) of the ADEA, as added by the Older Workers Benefit Protection Act of 1990, Executive understands that Executive is not waiving any rights or claims provided under ADEA that may arise after this Agreement is executed by Executive.

3. CONTINUING OBLIGATIONS: This Release shall not supersede any continuing obligations the Executive has under the terms of the Agreement. Both of the parties agree that nothing in this Release shall in any way be construed to affect either party’s rights under any applicable indemnification agreement or insurance policy and nothing contained herein shall be interpreted in an applicable manner so as to violate any provision of such agreement or policy.

4. CHOICE OF LAW: This Release and the rights and obligations of the parties hereunder shall be governed by and construed and enforced in accordance with the laws of the State of California, without regard to principles of conflict of laws.

[SIGNATURE PAGE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Company and the Executive, intending to be legally bound, have executed this Release on the day and year first above written.

ST Assembly Test Services Ltd.

By:	/s/ Tan Lay Koon

Name: Tan Lay Koon Title: President and Chief Executive Officer

CHIPPAC, Inc.

By:	/s/ Dennis Daniels

Name: Dennis Daniels Title: VP Human Resources

DENNIS MCKENNA

/s/ Dennis McKenna